               [INTEGRATED ELECTRICAL SERVICES, INC. LETTERHEAD]

                                                                     Exhibit 5.1



                                 April 14, 1998


Board of Directors
Integrated Electrical Services, Inc.
515 Post Oak Boulevard
Suite 450
Houston, Texas 77027

Gentlemen:

                 I am Senior Vice President, General Counsel and Secretary of Integrated Electrical Services, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the offering from time to time of up to 15,000,000 shares (the "Shares") of the Company's common stock, $0.01 par value.

                 In connection herewith, I have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies. I have also relied, to the extent I deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to my opinion.

                 Based upon the foregoing and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized, and that such Shares will, when issued and paid for as described in the Registration Statement, be legally issued, fully paid and nonassessable.

                 I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus filed as a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ JOHN F. WOMBWELL